The Law Offices of Thomas C. Cook, Ltd.

500 North Rainbow Blvd.

Suite 300

Las Vegas, Nevada 89107

702-952-8519 (ph)

702- 952-8521 (fx)

August 30, 2007

Re: Form S-8 Registration Statement

Gentlemen:

We have been requested by InstaCare Corp., a Nevada Corporation (the “Company”), to furnish you with our legal opinion as to the matters hereinafter set forth in connection with the above-captioned registration statements (the “Registration Statements”) covering an aggregate of 8,000,000 Shares (the “Shares”) of the Company’s common Stock, par value $0.001 per Share, offered on behalf of the Company in connection with the Company’s underlying options to be issued to employees, directors, officers, and/or others of the Company (the “Options”), all as more fully set for in the Registration Statement on Form S-8 to be filed by the Company. In such capacity, I have examined, among other documents, the Articles of Incorporation, as amended, Bylaws and minutes of meetings of its Board of Directors and shareholders, and the Non-Qualifying Stock Option Plans of the Company. Based upon the foregoing, and subject to further examinations as I have determined relevant and necessary, I am of the opinion that:

4, 000,000 shares (the "Shares") of common stock, $.001 par value issuable pursuant to the provisions of the 2004 Stock Option Plan.

4, 000,000 shares (the "Shares") of common stock, $.001 par value issuable pursuant to the provisions of the 2006 Business Growth and M&E Stock Option Plan.

2. The Options and underlying shares of common stock have been legally and validly authorized under the Articles of Incorporation, as amended, and when issued and paid for upon exercise of the Options, the shares of common stock underlying the Options will constitute duly and validly issued and outstanding, fully paid and non-assessable shares of common stock of the Company.

I render as to the laws of any jurisdiction other than the internal laws of the State of Nevada.

The Company's President has certified to me that he understands that the Shares are not eligible for issuance where services are in connection with the offer or sale of securities in a capital-raising transaction, or they directly or indirectly promote or maintain a market for the Company's securities and that the Shares will only issuable to natural persons and only for bona fide services.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” in the prospectus included in the Registration Statement.

                                                                                Sincerely,

/s/ Thomas C. Cook, Attorney at Law Thomas C. Cook, ATTORNEY AT LAW